Exhibit 99.28(m)

Johnson Mutual funds trust

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

PURSUANT TO RULE 12b-1

WHEREAS, Johnson Mutual Funds Trust, an Ohio business trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares (“Series”);

WHEREAS, each Series may be divided into one or more classes (“Class”);

WHEREAS, the Trust intends to offer Class “F” Shares for each of the Johnson Institutional Short Duration Bond Fund, Johnson Institutional Intermediate Bond Fund and Johnson Institutional Core Bond Fund (the “Funds”);

WHEREAS, the board of trustees of the Trust (“Trustees”) wishes to adopt a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act with respect to each Fund (the "Plan"); and

WHEREAS, the Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Disinterested Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Funds and their shareholders, have approved this Plan, by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW THEREFORE, the Trust hereby adopts this Plan for each Fund’s Class “F” Shares in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1. Distribution and Service Activities. Subject to the supervision of the Trustees, the Trust may, directly or indirectly, engage in any activities related to the distribution of the Shares of the Funds, which activities may include, but are not limited to, the following:

(a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Class “F” Shares or that may be advising shareholders of the Funds regarding the purchase, sale or retention of Class “F” Shares (the “Recipients”);

(b) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that hold Class “F” Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Funds and their shareholders;

(c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Class “F” Shares, or who render shareholder support services, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request;

(d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Funds for recipients other than existing shareholders of the Funds;

(e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;

(f) costs of preparing, printing and distributing sales literature;

(g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and

(h) costs of implementing and operating this Plan. (sub-paragraphs 1(a)-(h) collectively, “Distribution and Service Activities”)

The Trust is authorized to engage in the Distribution and Service Activities listed above, and in any other activities related to the distribution of Class “F” Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2. Annual Fee. Each Fund will pay to any Recipient a distribution fee of up to 0.25% of the average daily net assets of Class “F” Shares of the Fund in connection with Distribution and Service Activities performed by the Recipient.

3. Term and Termination.

(a) This Plan shall become effective with respect to each Fund on the day before the first public sale of its shares, provided the Plan has been approved by majority votes of: (i) the Trust’s Board of Trustees; and (ii) the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

(b) This Plan shall remain in effect for the period of one year from the date determined pursuant to paragraph 3(a) above and may be continued thereafter if this Plan is approved at least annually by a majority of the Trustees and a majority of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

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(c) This Plan may be terminated as to a Fund at any time by the vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds. If this Plan is terminated as to a Fund, the Fund will not be required to make any payments for expenses incurred after the date of termination.

4. Amendments. All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof. In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof for any Fund unless such amendment is approved by a vote of the majority (as defined in the 1940 Act) of the outstanding voting securities of the applicable Fund.

5. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

6. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

8.      Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees as trustees and not individually and that the obligations of a Fund under this instrument are not binding upon the Trustees, the shareholders of the Trust individually or the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Funds.

9.      Severability. As this Plan covers multiple Funds, the provisions of this Plan are severable as to each Fund. Actions required to be taken under this Plan must be taken separately for each series of shares affected by the matter.

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